Exhibit 99.1

Orient Paper Inc. Announces Second Quarter 2011 Results

▪	Revenue and net income increases 8.6% and 9.5% year-over-year, respectively

▪	Digital photo paper revenue jumped 97% year-over-year

BAODING, Hebei, China, Aug. 9, 2011, /PRNewswire-Asia/ -- Orient Paper, Inc. (AMEX:ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in northern China, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	Revenue increased 8.6% year-over-year to $41.5 million

•	Gross profit was $8.8 million with gross margin of 21.2%

•	Operating income rose 9.2% year-over-year to $8.1 million, with operating margin of 19.5%

•	Net income increased 9.5% year-over-year to $5.9 million, or $0.32 per fully diluted share

"We are pleased to report another quarter of growth at both top and bottom line, despite experiencing lower volumes in our traditional products lines related to the construction work on our expansion. The reduced volumes were offset by continued favorable pricing and the brisk growth of our digital paper products," said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. "We expect to have our large scale new corrugating paper on line as we enter the fourth quarter. This will more than double our existing production capacity and should contribute to very meaningful growth in volumes, revenues and earnings in the quarters to come."

Second Quarter 2011 Financial Results

For the quarter ended June 30, 2011, revenue was $41.5 million, an increase of 8.6% from $38.3 million for the same period last year. The modest growth in revenue for the second quarter was due to nearly 12% decline in sales volume of total offset printing and corrugating medium paper caused by (1) temporary disruptions by the on-going construction activities of the new production line, including power shut offs, (2) production adjustment to meet the new stricter waste water discharge standard imposed by the government in 2011, and (3) the disposition of a smaller corrugating medium paper production line in late June 2010. In addition, higher revenue contribution from the digital photo paper lines combined with strong market demand and increasing average selling prices (ASPs), helped offset the decline in sales volume of total offset printing and corrugating medium paper.

Revenue from corrugating medium paper amounted to $11.0 million in the second quarter of 2011, representing a decline of 4.5% compared to $11.5 million in the year ago period. Despite a decrease of 8,598 tons in total quantity sold, ASP for corrugating medium paper rose 25.9% from $324/ton in the second quarter of 2010 to $408/ton in the second quarter of 2011 as a result of increasing customer demand and regional shortage in supply of paper products, as a result of government mandated closures of small-scale paper manufacturers in 2011. The Ministry of Industry and Information Technology of the People's Republic of China announced on July 11, 2011 that 8.2 million tons of outdated paper milling capacities located in 599 paper companies across China will be forced to close down in the year of 2011. Of all of the aforementioned 599 paper mills, 82 companies with total capacities of approximately 1.1 million tons (or 13% of total closure) are located in the province of Hebei.

Revenue from medium-grade offset printing paper was $28.3 million for the three months ended June 30, 2011, up 10.5% from $25.6 million for the comparable period in 2010. The ASP of offset printing paper products increased 8.9% from $744/ton in the second quarter of 2010 to $810/ton in the second quarter of 2011. Orient Paper had four offset printing paper supply agreements which were in effect until June 30, 2011. During the second quarter of 2011, the Company recorded $9.3 million in revenue from sales of offset printing paper finished goods purchased from these vendors.

Revenue from the Company's digital photo paper products, which were introduced in March 2010, was $2.2 million, or 5.4% of total revenue during the second quarter of 2011. In the second quarter of 2011, the Company sold a total of 556 tons of digital photo paper, significantly higher than 169 tons in the year ago period.

Gross profit was $8.8 million, down 3.5% from $9.1 million for the same period last year. Gross profit of digital photo paper was $0.8 million, or 8.9% of total gross profit during the second quarter of 2011. Gross profit margin declined to 21.2% from 23.9% for the same period last year. The decline in gross profit during the quarter was primarily attributable to the substantially lower gross profit margin of 6.41% from sale of offset printing paper products purchased from third-party vendors. Gross margin of digital photo paper declined to 35.0% during the second quarter of 2011 compared to 46.0% in the year ago period as a result of the Company's decision to adopt competitive pricing strategy and increase its market share.

Selling, general and administrative expenses were $0.7 million, an increase of 12.7% from $0.6 million in the second quarter of 2010. The increase was primarily attributable to the increase in expenses related to various professional service fees.

Operating income increased 9.2% to $8.1 million from $7.4 million in the second quarter of 2010. The increase in operating income was primarily due to non-cash charges of approximately $1.1 million related to the disposal of property, plant and equipment during the second quarter of 2010.

Net income was $5.9 million, up 9.5% from $5.4 million in the same period last year. Basic and diluted earnings per share for the second quarter of 2011 were $0.32 compared to $0.30 for the same period a year ago.

Six Months ended June 30, 2011 Results

Revenue for the first six months of 2011 was $74.8 million, up 15.5% from the first six months of 2010. Gross profit was $16.6 million, up 18.7% from gross profit of $14.0 million in the comparable period a year ago. Gross margin was 22.2%, up 60 basis points from 21.6% in the prior year period. Operating income was $14.9 million, up 26.5% from $11.8 million in the first six months of 2010. Net income was $10.7 million, up 26.4% from approximately $8.5 million in the first six months of 2010. Diluted earnings per share were $0.58 for the first six months of 2011 compared to $0.51 in the first six months of 2010.

Financial Condition

As of June 30, 2011, Orient Paper had $6.3 million in unrestricted cash, as compared to $11.3 million at the end of 2010. Working capital was $5.7 million at the end of June 30, 2011. The Company had $3.0 million in short-term debt as well as $7.9 million in long term debt. As of June 30, 2011, shareholders' equity totaled $114.7 million compared to $101.5 million at the end of 2010.

During the six months ended June 30, 2011, Orient Paper generated net cash flow from operating activities of $13.7 million, representing an increase of $3.0 million, or 28.0%, from $10.7 million for the comparable period in 2010. The Company used $22.5 million in cash to pay for new property, plant and equipment (mostly related to the construction of the new 360,000 tons per year corrugating medium paper production line) and $4.0 million in cash to pay off two bank loans that became due. A new $7.6 million loan was borrowed from ICBC and a credit union after paying off the aforementioned two loans.

Business Outlook

Orient Paper expects to begin testing procedures of its new 360,000 tons per annum corrugating medium paper production line at the end of August 2011 and commercial production in September 2011. With the addition of this new production line, the Company's total annual production capacity will increase from 248,000 tons to 608,000 tons and corrugating medium paper production capacity will increase over 200%. The Company is also expected to become one of the top 30 Chinese paper manufacturers by the end of 2011.

Due to the delay in beginning production of the new corrugating medium paper line, the Company anticipates the total corrugating medium paper production volume for 2011 to reach approximately 153,000 tons to 187,000 tons, of which up to 60,000 tons will be contributed by the new production line. Accordingly, Orient Paper revises its guidance with projected revenue for fiscal year 2011 to be between $163 million and $180 million, gross profit of between $33 million and $37 million, net income of between $21 million and $23 million, and basic and diluted earnings per share of between $1.16 and $1.28.

Mr. Liu concluded, "Our new corrugating medium paper production line has entered final installation stage and we expect to begin commercial production in September 2011. We believe the continued growth in market demand for paper products and the government mandate to eliminate production capacity at hundreds of small paper mills presents an extraordinary growth opportunity for our business. The launch of our new large scale paper production line is well positioned to benefit from such industry developments. In addition, we continue to execute on our capacity expansion and product development strategy with the development of our new digital photo base paper and/or security paper products through the renovation of an old production line. In light of these strategic initiatives, we believe Orient Paper is set to achieve robust revenue and profitability growth in the near future. Given our strong cash generation we believe that Orient Paper can achieve substantial growth through our internal cash and domestic credit so as to become a meaningful industry player in the coming years."

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Wednesday, August 10, 2011, to discuss the 2011 second quarter financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 395 5819. International callers should dial +1 706 643 6986. The conference call ID number is 88569364.

If you are unable to participate in the call at this time, a replay will be available starting on Wednesday, August 10, 2011 at 10:00 a.m. Eastern Time, through Wednesday, August 24, 2011. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number for the replay is 88569364.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com